CONTRACTUAL MANAGEMENT FEE WAIVER AND
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                         EXPENSE REIMBURSEMENT AGREEMENT
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         AGREEMENT made this 1st day of October, 2003 by and between THE GABELLI
MONEY MARKET FUNDS, a Delaware business trust (the "Trust"), and GABELLI FUNDS, LLC (the "Manager").

         With respect to The Gabelli U.S. Treasury Money Market Fund, the sole series of the Trust (the "Fund"), the Manager hereby agrees to waive management fees and/or reimburse expenses to the extent necessary to maintain the Fund's Total Annual Operating Expenses at 0.30% of the average daily net assets of the Fund.

         This Agreement shall be renewable at the end of each one-year period for an additional one-year period upon the written agreement of the parties hereto.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

THE GABELLI MONEY MARKET FUNDS              GABELLI FUNDS, LLC


By:      /S/ JAMES MCKEE                    BY:      /S/ BRUCE N. ALPERT
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         James McKee                                 Bruce N. Alpert